                                                                Exhibit 99(e)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 33-47641 on Form N-1A of our reports dated January 27, 2006 relating to the financial statements of Lord Abbett Research Fund appearing in the Annual Reports to Shareholders of Lord Abbett Research Fund for the year ended November 30, 2005 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
March 28, 2006